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NEWS RELEASE

CONTACTS:	Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

ARTISTDIRECT TO RESTATE PREVIOUSLY ISSUED FINANCIAL STATEMENTS

— Amendments to Address Accounting for Non-Cash Derivative Financial Instruments —

SANTA MONICA, CA, December 27, 2006 — ARTISTdirect, Inc. (OTC.BB: ARTD), today said it intends to amend the company’s previously filed consolidated financial statements for the year ended December 31, 2005, as well as for the interim periods ended September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006.

The pending restatements of the company’s consolidated financial statements will reflect the required application of certain accounting principles and various technical interpretations to value specific compound embedded derivative financial instruments associated with the $30 million of subordinated convertible notes payable, as well as certain warrants issued to various lenders, which were issued in conjunction with the company’s funding and acquisition of MediaDefender effective July 28, 2005.  The fair value of such derivatives will then be appropriately adjusted at each period end.

The company’s decision to restate its financial statements for the periods noted above follows receipt of comments from the Securities and Exchange Commission and consultation with the company’s financial advisors, audit committee and independent registered public accounting firm.  The company expects to file the amended financial statements, which are subject to continuing review and comments from the Securities and Exchange Commission, during the first quarter of 2007.

The revisions to the company’s consolidated financial statements are non-cash in nature and will not reflect any changes in the underlying performance of ARTISTdirect’s businesses as previously reported, including revenues, operating costs and expenses, operating income or loss, operating cash flows, or adjusted EBITDA.  These revisions, however, are expected to have a material negative impact on previously reported results of operations and earnings per share, current liabilities, net working capital, and shareholders’ equity (deficiency), as a result of accounting for the fair value of the aforementioned derivative financial instruments.

The company has initiated discussions with certain holders of its $13.3 million of senior secured notes payable and $27.8 million of subordinated convertible notes payable to request a waiver of and amendment to its various lending agreements resulting from imminent breaches to such agreements related to the matters discussed herein.  The inability to reach mutually acceptable agreements with such lenders in the near term would cause such debts to become immediately due and payable and would

(more)

further cause the Company to incur substantial monthly cash penalties.  ARTISTdirect is currently unable to predict the outcome of such discussions.

Additional information with regard to the matters discussed in this news release can be found in ARTISTdirect’s filings with the Securities and Exchange Commission, which can be accessed without charge at www.sec.gov.

About ARTISTdirect, Inc.

ARTISTdirect, Inc. is a digital media entertainment company that is home to an online music network and, through its acquisition of MediaDefender, is one of the leading providers of anti-piracy solutions in the Internet-piracy-protection industry. The ARTISTdirect Network (www.artistdirect.com) is a network of web-sites offering multi-media content, music news and information, communities organized around shared music interests, music-related specialty commerce and digital music services.

Forward-Looking Statements:

This news release may contain “forward-looking” statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, and include words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “may,” “will” or similar expressions that are intended to identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  Such statements include, but are not limited to, the company’s ability to successfully obtain waivers and amendments to its various lending agreements related to the matters discussed herein, continuing review and comments on the company’s filings from the Securities and Exchange Commission, statements concerning the company’s business model and outlook, competition in its business segments, online product sales, advertising and other revenue streams, the company’s ability to increase visits to its web-site, the level of acceptance and satisfaction of its products and services by its customers, its ability to adequately fund its operations, its ability to offer compelling content, its ability to fulfill online music and merchandise orders in a timely manner, its ability to build brand recognition, its ability to integrate its acquisition of MediaDefender and the acquisitions of technology and other businesses, its ability to protect, obtain and/or develop intellectual property rights and proprietary technology, its ability to manage changing technologies and markets, its ability to service and maintain compliance with its debt obligations, and its ability to manage growth.  Such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, the company’s actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.  Except as required by applicable law or regulation, the company undertakes no obligation to revise or update any forward-looking statements contained herein in order to reflect future events or circumstances.

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